EXHIBIT 99
                                Chiquita
                                Brands
                                International
- -----------------------------------------------------------------
News Release

                           FOR IMMEDIATE RELEASE
                      CHIQUITA ANNOUNCES 1994 RESULTS

CINCINNATI, OHIO, March 6, 1995 -- Chiquita Brands International, Inc. today reported 1994 earnings of $8.5 million ($.03 per share) before unusual charges and non-recurring losses. The Company had a 1994 net loss of $71.5 million ($1.51 per share) after including the following previously reported unusual charges and non-recurring losses which aggregated $80.0 million ($1.54 per share):

       an extraordinary charge of $22.8 million ($.44 per share) in the first quarter for prepayment of debt, and third quarter charges and losses totaling $57.2 million ($1.10 per share) which resulted primarily from farm closings and write-downs of banana cultivations in Hondu ras following an unusually severe strike, and the substan tial reduction of the Company's Japanese "green" banana trading operations.

The Company reported a net loss of $51.1 million ($.99 per share) in 1993.

The operating results reflect a reconsolidation for financial reporting purposes of the Company's Meat Division held for sale which had previously been reported as a discontinued operation. This reconsolidation is in conformity with current Securities and Exchange Commission practices and interpretations. The Company is actively pursuing the sale of the remainder of its Meat Division operations.

The 1994 earnings before unusual charges and non-recurring losses include fourth quarter and full year operating profits of $25 million ($.48 per share) from the Company's Meat Division held for sale. Meat Division results were approximately breakeven in 1993. The improvement in Meat Division operating profits re sulted primarily from higher industry margins for fresh pork and reduced selling and administrative costs.

The 1994 results before unusual and non-recurring items also reflect improved earnings from the sale of bananas resulting from a higher average worldwide price on lower volumes. In addition, higher costs were incurred to replace Honduras production volume that was curtailed following a severe strike during the summer of 1994.

PAGE

Consolidated net sales for the year were $4.0 billion, compared to $4.1 billion for 1993. Net sales excluding the Meat Division were $2.5 billion in both years.

For its 1994 fourth quarter, Chiquita reported a net loss of $34.5 million ($.70 per share) compared to a net loss of $60.4 million ($1.17 per share) for the 1993 fourth quarter. Consoli dated net sales for the quarter were $997 million compared to $970 million for the same period in 1993.

Keith E. Lindner, President and Chief Operating Officer, stated:
"We are exerting all efforts to improve results in the difficult environment created by the increasingly burdensome European Union quota. We are very encouraged by the commitment and progress being made by the United States Trade Representative in its formal investigation under Section 301 of the U. S. Trade Act with respect to the discriminatory, restrictive and burdensome EU quota and Framework Agreement."

Chiquita is a leading international marketer, processor and producer of quality food products.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Joseph W. Hagin  (513) 784-8866

PAGE

                    CHIQUITA BRANDS INTERNATIONAL, INC.
                    -----------------------------------
                    SUMMARY OF CONSOLIDATED OPERATIONS
                    ----------------------------------
    FOR THE QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 1994 AND 1993
    ------------------------------------------------------------------
                  (In thousands, except for per share amounts)

                                Quarter Ended       Twelve Months Ended
                                December 31,          December 31,
                            -------------------    --------------------
                               1994      1993        1994        1993
                               ----      ----        ----        ----
Net sales                   $997,411   $969,716   $3,961,720   $4,082,637
                            --------   --------   ----------   ----------
                            --------   --------   ----------   ----------
Income (loss) before
  unusual charges,
  non-recurring losses
  and extraordinary item    $(34,527)  $(60,416)  $    8,500   $ (51,081)
Unusual charges and non-
  recurring losses                --         --      (57,200)         --
                             --------  ---------   ----------   ----------
Loss before extraordinary
  item                       (34,527)   (60,416)     (48,700)    (51,081)
Extraordinary loss from
  prepayment of debt              --         --      (22,840)         --
                            --------  ---------   -----------  ----------

Net loss                    $(34,527)  $(60,416)  $  (71,540)  $ (51,081)
                            ---------  ---------  -----------  ----------
                            ---------  ---------  -----------  ----------

Less: dividends on Series A
  preferred stock             (2,066)        --       (7,232)         --
                            ---------  --------   -----------  ----------

Net loss on common shares   $(36,593)  $(60,416)  $  (78,772)  $ (51,081)
                            ---------  ---------  -----------  ----------
                            ---------  ---------  -----------  ----------

Fully diluted loss per share:
- - Income (loss) before unusual
    charges, non-recurring
    losses and extraordinary
    item                      $ (.70)   $ (1.17)      $  .03       $(.99)
- - Unusual charges and
    non-recurring losses          --         --        (1.10)         --
- - Loss before extraordinary
    item                        (.70)     (1.17)       (1.07)       (.99)
- - Extraordinary loss              --         --         (.44)         --
- - Net loss                      (.70)     (1.17)       (1.51)       (.99)








  Weighted average number of
    common shares and
    equivalents               52,316     51,527       52,033      51,427

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year.

The Company is pursuing the sale of the remainder of its Meat Division operations. However, in accordance with current practices and interpreta tions of the staff of the Securities and Exchange Commission, the Meat
Division has been reconsolidated in the 1994 and 1993 financial statements because the disposition of all remaining Meat operations was not completed as of December 31, 1994.
